Exhibit 99.2

Filed by Liberty Interactive Corporation pursuant to Rule 425 under the
Securities Act of 1933 and deemed filed pursuant to Rule 14a-6(b) of the
Securities Exchange Act of 1934
Subject Company: Liberty Interactive Corporation
Commission File No.: 001-33982

1. Excerpts from Earnings Release

Attributed to Liberty Interactive Group

•	Grew QVC US revenue by 6% and adjusted OIBDA by 2% in the fourth quarter

•	QVC US operating income increased by 4%

•	QVC.com revenue as a percent of total US revenue increased to 45%, a 246 bps increase

•	QVC US mobile penetration was 32% of QVC.com orders

•	Grew QVC US revenue by 5% and adjusted OIBDA by 5% in 2013

•	QVC US operating income increased by 4%

•	Achieved revenue growth of 12% for the eCommerce group in 2013
. . .

“QVC posted strong results in the US and UK for the fourth quarter driven by a return on strategic investments in TV and digital efforts and solid operational execution. Additionally, QVC experienced rapid growth in their China joint venture . . .,” stated Greg Maffei, Liberty President and CEO.

. . .

QVC

QVC's consolidated revenue increased 2% in the fourth quarter to $2.7 billion and increased 1% to $8.6 billion for the full year.

. . .

. . . On a constant currency basis, consolidated revenue increased 4% in both the fourth quarter and for the full year. Further, adjusted OIBDA was also impacted by a $20 million net favorable legal settlement in the U.S. that occurred in the fourth quarter of 2012. On a constant currency basis and excluding the impact of the legal settlement, adjusted OIBDA increased 4% in both the fourth quarter and for the full year 2013.

"We generated over $3.2 billion in eCommerce revenues in 2013, including $1.2 billion in mobile orders, making QVC one of the world’s largest and most profitable eCommerce and mobile commerce retailers,” said Mike George, QVC President and CEO. “We credit this success to the trust-based relationships we've built and continue to cultivate with our existing customers, in addition to the 3.8 million new customers who joined our global shopping communities last year.”

. . .

eCommerce Businesses

In the aggregate, Liberty Interactive Group's eCommerce businesses increased revenue 8% to $487 million for the quarter and 12% to $1.7 billion for the year. The increased revenue was the result of increased marketing efforts driving additional traffic, investments in site improvements, increased shipping charges and broader inventory offerings. Additionally, the increased revenue was partially driven by product discounting to move seasonal inventory. . . . Operating income improved by $18 million to a loss of $21 million for the quarter and improved by 38% to a loss of $50 million for the year. The improvement in the operating loss for the quarter and the year was primarily due to lower impairment charges offset somewhat by the lower adjusted OIBDA and higher stock compensation expense.

2. Excerpts from Slide Show

Highlights

•	Attributed to Liberty Interactive Group

•	Grew QVC US revenue by 6% and adjusted OIBDA by 2% in the fourth quarter

•	QVC US operating income increased by 4%

•	QVC.com revenue as a percent of total US revenue increased to 45%, a 246 bps increase

•	QVC US mobile penetration was 32% of QVC.com orders

•	Grew QVC US revenue 5% and adjusted OIBDA by 5% in 2013

•	QVC US operating income increased 4%

•	Achieved revenue growth of 12% for the eCommerce group in 2013

*****
Forward Looking Statements
The foregoing communications include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed new tracking stocks and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed new tracking stocks. These forward looking statements speak only as of the date of the communications, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including the most recent Form 10-K, for additional information about Liberty and about the risks and uncertainties related to Liberty’s business which may affect the statements made in foregoing communications.
Additional Information

Nothing in the foregoing communications shall constitute a solicitation to buy or an offer to sell shares of the proposed QVC Group tracking stock, the proposed Liberty Digital Commerce tracking stock or Liberty's existing common stock. The offer and sale of shares of the proposed new tracking stocks will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because they will contain important information about the issuance of shares of the proposed tracking stocks. Copies of Liberty's SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stocks. Information regarding the directors and executive officers of Liberty and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.